PATENT LICENSE AGREEMENT

THIS Agreement is between Jan Wallace ("Licensor"), an individual resident of Paradise Valley, Arizona, and MW Medical, Inc. ("Licensee"), a Nevada corporation having a principal place of business located at 6929 E. Cheney, Paradise Valley, Arizona 85253. Licensor and Licensee shall be hereinafter referred to collectively as the "Parties" and individually as the "Party."

RECITALS

          A.     Licensor owns certain Patent Rights and Technology Rights related to Licensed Subject Matter, which focuses on the application of microwave energy to the treatment of spider veins and for use in hair removal.

          B.     Licensee wishes to obtain the license from Licensor.

NOW, THEREFORE, in consideration of the mutual covenants and premises herein contained, the parties agree as follows:

EFFECTIVE DATE

This Agreement is effective December 15, 2003 ("Effective Date").

DEFINITIONS

As used in this Agreement, the following terms have the meanings indicated:

2.1     "Affiliate" means any business entity more than 50% owned by Licensee, any business entity which owns more than 50% of Licensee, or any business entity that is more than 50% owned by a business entity that owns more than 50% of Licensee.

2.2      "Licensed Field" means all applications deriving from the Patent Rights or Technology Rights.

2.3      "Licensed Product" means any product or service Sold by Licensee comprising Licensed Subject Matter pursuant to this Agreement.

2.4      "Licensed Subject Matter" means inventions and discoveries covered by Patent Rights or Technology Rights within Licensed Field.

2.5      "Licensed Territory" means world-wide.

2.6      "Net Sales" means the gross revenues received by Licensee from the Sale of Licensed Products less sales and/or use taxes actually paid and amounts allowed or credited due to returns (not to exceed the original billing or invoice amount).

2.7      "Patent Rights" means Licensor's rights in information or discoveries covered by United States Patent Application entitled "Method and Apparatus for Treating Subcutaneous Histological Features" and all divisions, continuations, continuations-in-part, reissues, reexaminations or extensions thereof, and any letters patent that issue thereon, whether domestic or foreign.

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2.8      "Sale or Sold" means the transfer or disposition of a Licensed Product for value to a party other than Licensee.

2.9      "Technology Rights" means Licensor's rights in technical information, know-how, processes, procedures, compositions, devices, methods, formulas, protocols, techniques, software, designs, drawings or data created by Inventor relating to apparatus and methods for delivering microwave energy which are not covered by Patent Rights, but which are necessary for practicing the invention covered by Patent Rights.

WARRANTY: SUPERIOR-RIGHTS

3.1      Except for the rights, if any, of the Government of the United States, as set forth below, Licensor represents and warrants its belief to the best of its knowledge, after due inquiry, that (i) it is the owner of the entire right, title, and interest in and to Licensed Subject Matter, (ii) it has the sole right to grant licenses thereunder, and (iii) it has not knowingly granted licenses thereunder to any other entity that would restrict rights granted to Licensee except as stated herein.

3.2      Licensee understands and acknowledges that Licensor, by this Agreement, makes no representation as to the operability or fitness for any use, safety, efficacy, ability to obtain regulatory approval, patentability, and/or breadth of the Licensed Subject Matter. Licensor, by this Agreement, also makes no representation as to whether there are any patents now held, or which will be held, by others or by Licensor in the Licensed Field, nor does Licensor make any representation that the inventions contained in Patent Rights do not infringe any other patents now held or that will be held by others or by Licensor.

LICENSE

4.1      Licensor hereby grants to Licensee a royalty-bearing, exclusive license under Licensed Subject Matter to manufacture, have manufactured, import, offer to sell, and/or sell Licensed Products within the Licensed Territory for use within Licensed Field. This grant is subject to the payment by Licensee to Licensor of all consideration as provided herein.

4.2      Licensee may extend the license granted herein to any Affiliate if the Affiliate consents to be bound by this Agreement to the same extent as Licensee.

PAYMENTS AND REPORTS

5.1      In consideration of rights granted by Licensor to Licensee under this Agreement, Licensee will pay Licensor the following:

a.     a non-refundable license documentation fee in the amount of $25,000 due and payable when the first Licensed Product is sold by Licensee;

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b.     yearly royalties of $100,000 due within 30 days of the first anniversary, $125,000 due within 30 days of the second anniversary, and $125,000 due within 30 days of the third anniversary of the first Sale of a Licensed Product.

5.2      On or before each anniversary of the Effective Date, irrespective of having a first Sale or offer for Sale, Licensee must deliver to Licensor a written progress report as to Licensee's efforts and accomplishments during the preceding year in diligently commercializing Licensed Subject Matter in the Licensed Territory and Licensee's commercialization plans for the upcoming year.

5.3      All amounts payable here by Licensee must be paid in United States funds without deductions for taxes, assessments, fees, or charges of any kind, except as required by applicable law. Checks must be payable to Licensor and shall be delivered to the address designated by the Licensor.

TERM AND TERMINATION

6.1      The term of this Agreement is from the Effective Date until the third anniversary thereof ("Term"). The Term may be extended for additional periods of 2 years by mutual agreement of the Parties. However, the Term shall not exceed the term or terms of any patents covered by Patent Rights.

6.2      Any time after 90 days from the Effective Date, Licensor has the unlimited right to terminate this license with or without cause.

6.3      This Agreement will terminate:

a.     upon 30 days written notice from Licensor if Licensee breaches or defaults on its obligation to make payments (if any are due) or reports, in accordance with the terms of Article 5, unless, before the end of the 30 day period, Licensee has cured the default or breach and so notifies Licensor, stating the manner of the cure; or

b.     upon 90 days written notice if Licensee breaches or defaults on any other obligation under this Agreement, unless, before the end of the 90 day period, Licensee has cured the default or breach or is acting diligently to make such cure, and so notifies Licensor, stating the manner of the cure; or

c.     at any time by mutual written agreement between Licensee and Licensor.

6.4      If this Agreement is terminated for any cause:

a.     nothing herein will be construed to release either Party of any obligation matured prior to the effective date of the termination; and

b.     Licensee will be bound by the provisions of Articles 10 (Indemnification), 11 (Use of Licensor and Component's Name), and 12 (Confidential Information) of this Agreement.

INFRINGEMENT BY THIRD PARTIES

7.1      Licensee, at its expense, must enforce any patent exclusively licensed hereunder against infringement by third parties and it is entitled to retain recovery from such enforcement. If Licensee does not file suit against a substantial infringer of a patent within 6 months of knowledge thereof, then Licensor may enforce any patent licensed hereunder on behalf of itself and Licensee, Licensor retaining all recoveries from such enforcement and/or reducing the license granted hereunder to non-exclusive.

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7.2      In any infringement suit or dispute, the Parties agree to cooperate fully with each other. At the request and expense of the Party bringing suit, the other Party will permit access to all relevant personnel, records, papers, information, samples, specimens, etc., during regular business hours.

ASSIGNMENT

8.1      This Agreement may not be assigned by Licensee without the prior written consent of Licensor, which will not be unreasonably withheld.

PATENT MARKING

9.1      Licensee must permanently and legibly mark all products and documentation manufactured or sold by it under this Agreement with a patent notice as may be permitted or required under Title 35, United States Code.

INDEMNIFICATION

10.1      Subject to the terms of this Agreement, Licensee agrees to hold harmless and indemnify Licensor from and against any claims, demands, or causes of action whatsoever, including without limitation those arising on account of any injury or death of persons or damage to property caused by, or arising out of, or resulting from, the exercise or practice of the license granted hereunder by Licensee, its Affiliates, or their officers, employees, agents, or representatives, except for liabilities resulting from the indemnified parties' gross negligence or willful acts or omissions.

10.2      Subject to the terms of this Agreement, the Licensor agrees, to the extent authorized under the Constitution and laws of the State of Nevada, to hold harmless and indemnify Licensee, its officers and employees from liability resulting from the negligent acts or omissions of Licensor pertaining to the activities to be carried out pursuant to the obligations of this Agreement, except for liabilities resulting from the indemnified parties' negligence or willful acts or omissions.

USE OF LICENSOR AND COMPONENT'S NAME

11.1      Licensee may not use the name of Licensor without express written consent.

CONFIDENTIAL INFORMATION AND PUBLICATION

12.1      Licensor and Licensee each agree that all information contained in documents marked "confidential" and forwarded to one by the other are to (i) be received in strict confidence, (ii) be used only for the purposes of this Agreement, and (iii) not be disclosed by the recipient Party, its agents or employees without the prior written consent of the other Party, except to the extent that the recipient Party can establish competent written proof that such information:

  was in the public domain at the time of disclosure;
                            b.   later became part of the public domain through no act or omission of the recipient Party, its employees, agents, or assigns;

                            c.   was lawfully disclosed to the recipient Party by a third party having the right to disclose it;

                            d.   was already known by the recipient Party at the time of disclosure;

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                            e.   was independently developed by the recipient Party; or

                             f.    is required by law or regulation to be disclosed.

12.2      Each Party's obligation of confidence hereunder shall be fulfilled by using at least the same degree of care with the other Party's confidential information as it uses to protect its own confidential information. This obligation shall exist while this Agreement is in force and for a period of 3 years thereafter.

ALTERNATE DISPUTE RESOLUTION

13.1      The Parties agree that any dispute or controversy arising out of or relating to this Agreement, its construction, or its actual or alleged breach will be decided by arbitration in Las Vegas, Nevada, in accordance with the Rules of the American Arbitration Association.

GENERAL

14.1      This Agreement constitutes the entire and only agreement between the Parties for Licensed Subject Matter and all other prior negotiations, representations, agreements, and understandings are superseded hereby. No agreements altering or supplementing the terms hereof may be made except by a written document signed by both Parties.

14.2      Licensee must comply with all applicable federal, state and local laws and regulations in connection with its activities pursuant to this Agreement.

14.3      This Agreement will be construed and enforced in accordance with the laws of the United States of America and of the State of Nevada.

14.4      Failure of Licensor to enforce a right under this Agreement will not act as a waiver of that right or the ability to later assert that right relative to the particular situation involved.

14.5      Headings are included herein for convenience only and shall not be used to construe this Agreement.

14.6      If any part of this Agreement is for any reason found to be unenforceable, all other parts nevertheless remain enforceable.

IN WITNESS WHEREOF, the Parties hereto have caused their duly authorized representatives to execute this Agreement.

LICENSOR                       LICENSEE

By                                                                                                                                            By
     /s/ Jan Wallace                                                                                                                     /s/ Grace Sim
     Jan Wallace                                                                                                                         Grace Sim
                                                             MW Medical, Inc. Chief Financial Officer

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